Exhibit 10.8

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is executed by and between Liquid Capital Exchange, Inc., a corporation organized under the laws of the state of Delaware, having a mailing address at MacArthur Plaza 5525 N. MacArthur Blvd, Ste 535, Irving, TX 75038 (hereinafter referred to as "Factor") and DC Brands International, Inc. d/b/a H.A.R.D Nutrition, a Colorado Corporation located at 9500 W 49th Ave Ste D106, Wheat Ridge, CO 80033 (hereinafter referred to as "Seller"). All capitalized terms in this Agreement shall have the meanings given those terms in the as defined under the Uniform Commercial Code ("UCC") of Texas as in effect from time to time. Seller and Factor agree to the following terms and conditions:

1.       Purchase and Sale of Accounts. Pursuant to the terms of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Factor, and Factor agrees to purchase and receive from Seller, all of Seller’s right, title and interest in and to certain Accounts arising from the sale of Goods or the rendering of services by Seller in the ordinary course of Seller’s business.

2.      Sale Procedure. Upon Seller’s submission of any Account to Factor for purchase, Seller shall execute a Schedule of Accounts in a form provided by and acceptable to Factor for each such Account or group of Accounts that Seller offers for sale to sell to Factor. The Invoice Schedule must, among other things, identify and describe the Accounts being offered for purchase and the total face amount of such Accounts. Each Account offered for sale to Factor shall be evidenced by an identical duplicate written invoice or other such equivalent document(s) as Factor may require, together with supporting documentation, including, but not limited to, the purchase order or contract referencing the sale of goods and/or services and any modification(s) or amendment(s) thereto and any such other documentation that Factor may request. Factor may accept or reject any Account offered for sale in its sole discretion. Upon submission of any Account to Factor for purchase, Seller shall not seek or authorize any modification to the terms of the Account.

3.       Purchase Price and Payment. Factor, in its sole discretion, may advance up to eighty (80%) percent (hereinafter referred to as "Advance") of the face amount of the Accounts purchased, less the applicable discount fee. The purchase price of any Accounts shall be the amount actually received in payment of such Accounts, but for purposes of any Advance, the purchase price shall be equal to the face amount of the Accounts less any selling, payment or other discounts offered. In addition, Factor, in its sole discretion, may elect to maintain a reserve from each Advance (hereinafter referred to as "Reserve"). [As a general rule, Reserves on paid invoices are released upon the request of the Seller or when the Factor’s next purchase of Accounts from Seller is funded, however Factor may increase or decrease the amount of such Reserve at any time and from time to time if it deems it necessary in order to protect its interests] The Reserve is designed to protect Factor against losses or potential losses that Factor may reasonably anticipate might arise in the future due to contingencies, disputes, potential breach of warranties, or other potential non−payments, reductions or losses from the purchase of the Accounts. Payments received will be credited to specific invoices when credit is given by

Factor’s bank, not to exceed three banking days. The applicable discount fee is calculated based on the discount rate set forth in the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference). Factor may condition future purchases on Seller’s agreeing to modification(s) of the Discount Rate Schedule. IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL ACCOUNTS THAT FACTOR ELECTS TO PURCHASE SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF ACCOUNT(S) UNDER § 9−318 OF THE UCC AND AS SUCH, THE SELLER SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN THE ACCOUNTS SOLD.

4.        Maximum Amount It is further understood and agreed that the maximum face amount of purchased accounts sold to Factor and outstanding at any time shall not exceed the amount set forth on the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference), in which event, Factor shall have no obligation to purchase additional accounts.

5.      Notice of Assignment. Upon Seller’s execution of this Agreement, Factor shall be entitled to notify each customer (hereinafter referred to as "Account Debtor") of the sale and/or assignment of the Accounts in a manner and method as Factor, in its sole discretion, may elect, which may include Seller’s written acknowledgement. Seller agrees that each document evidencing Accounts (i.e., invoice) shall bear the following language, conspicuously placed, which language may be modified or amended at Factor’s request:

This invoice has been assigned, sold and is payable only to Liquid Capital Exchange, Inc. P.O. Box 17000, Greenville, South Carolina 29606. In the event of any dispute as to quantity, quality or otherwise, notification must be given to Liquid Capital Exchange, Inc., in writing, within five (5) days of receipt of goods or rendition of services.

Seller agrees to use its best efforts to assist Factor in procuring the Account Debtor’s acknowledgment and acceptance of such notice of assignment and redirection of payment if requested to do so by Factor. Factor’s inability, for whatever reason, to receive Account Debtor’s acknowledgment and acceptance may result in the rejection of the Accounts submitted for purchase or revocation of a conditional approval to purchase Accounts without any obligation or liability on the part of Factor.

6. Security. In addition to those Accounts Factor purchases, in order to secure the payment of all indebtedness and obligations of Seller to Factor, whether presently existing or hereafter arising, Seller hereby grants to Factor a security interest in and lien upon all of Seller’s right, title and interest in and to the following, whether now existing or hereafter arising or acquired and wherever located: (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) General Intangibles, (h) Goods, (i) Instruments, (j) Inventory, (k) Investment Property, (l) Supporting Obligations, (m) Letter of Credit Rights, (n) Payment Intangibles, (o) any and all Reserves and all payments (if any) due or to become due to Seller from the Reserves as well as all monies on deposit, holdbacks and credits, (p) all books and records pertaining to all of the foregoing, including but not limited to computer programs, data and lists, and (q) and all Proceeds of the foregoing (collectively the "Collateral"). Seller agrees to comply with all appropriate laws in order to perfect Factor’s security interest in and to the Collateral. The security interest and lien granted in this paragraph shall remain in full force and effect until all the Accounts purchased hereunder are paid in full, all obligations owed to Factor are satisfied, Factor has received a Release, in the form annexed hereto, and Factor has filed a UCC termination statement. Seller authorizes Factor, its counsel or representative to file financing statements and amendments describing the Collateral in such jurisdictions as Factor shall deem necessary to perfect its rights in those Accounts purchased as well as to perfect the security interests granted hereunder. Seller shall take such actions as may be necessary to ensure that Factor shall gain control (as defined in the UCC) with respect to Collateral consisting of Deposit Accounts, Documents, Investment Property and financial assets, Instruments, Chattel Paper, Letters of Credit and Letters of Credit rights and Electronic Chattel Paper. Seller agrees to execute any security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Factor may request, in form and substance satisfactory to Factor, to perfect and maintain perfection of Factor’s security interests in the Collateral and in order to fully consummate or give effect to all of the transactions contemplated under this Agreement. Seller hereby agrees that until all Accounts have been paid in full to Factor, Seller shall not permit any security interests or liens on any of the Collateral, except those in favor of Factor, nor will Seller sell or transfer any of the Collateral to any third party, except inventory in the ordinary course of business.

7.       Seller’s Representations. As an inducement for Factor to purchase Accounts from Seller, Seller, and each of its principals as identified on Factor’s list of authorized signatories, hereby makes the following representations, warranties and covenants to Factor. The following representations, warranties and covenants shall be, as may be applicable, deemed made upon the execution of this Agreement, in each instance in which Seller submits an Account to Factor for purchase and for long as there are any obligations outstanding under this Agreement from Seller to Factor.

(a) If Seller is a registered entity, it is duly organized and existing under the laws of Colorado, is duly qualified, and as may be required, properly licensed, is in good standing in such state and every other state in which it is doing business, the execution, delivery and performance of this Agreement are within its corporate powers and have been duly authorized as evidenced by the Corporate Resolution attached hereto, and are not in contravention of any law or the powers of its charter, bylaws, articles of incorporation, operating agreement, partnership agreement, or other incorporation papers, or of any indenture, agreement or undertaking to which Seller is a party or by which it is bound. Seller’s true and correct legal name is as set forth on the signature line below and Seller will notify Factor in writing no less than 30 days prior to any change of name, dba, place of business, state of incorporation or corporate status or organizational identification number.

(b) If Seller is operating under a trade or assumed name, said name has been filed with the proper authorities and each name has been provided, in writing, to Factor.

(c) Seller has and will maintain good, clear and undisputed exclusive title to the Accounts offered for sale to Factor hereunder, and such sale will vest absolute ownership to such Accounts in Factor, free and clear of any lien, encumbrances, claims or security interest of any kind or nature including but not limited to Federal and/or State tax liens.

(d) Each Account sold and assigned to Factor shall be an Account based upon a bona fide sale and the delivery and acceptance of Goods or performance of services by Seller to an Account Debtor and shall be an unconditional, valid and enforceable obligation of the Account Debtor, with no claim, offset, allowance, discount, deduction, dispute, contingency or counterclaim, which could reduce the amount of such Account, affect the validity thereof, or hinder Factor’s ability to collect or receive payment of the full face amount of said Account.

(e) All information furnished by Seller to Factor, including, but not limited to, past histories of the payment of Account Debtors, and any and all information given to Factor in connection with the Accounts, is true, complete and accurate, and contains no material omissions, misstatements or misrepresentations.

(f) Seller is the sole and absolute owner of the Collateral and any other property in which Factor is given a security interest; has good right and authority to grant a security interest to Factor in such Collateral or other property; there is no presently outstanding lien, security interest or encumbrance in or on the Collateral or proceeds and there is no financing statement covering the Collateral or proceeds on file in any public office except as may show on the exhibit 6(f) attached hereto. There are no judgments outstanding against Seller and there are no actions, charges, suits, proceedings or investigations pending or threatened against Seller or any of its property and none of Seller’s inventory has been produced in violation of the Fair Labor Standards Act or imported in violation of any United States Custom treaty.

(g) All financial records (including, but not limited to, balance sheets, income statements, federal income tax returns, and Accounts agings, listing or reports) which may have been or may hereafter be furnished to Factor by Seller shall fairly and accurately represent the financial conditions and operating results of Seller as of the dates or for the periods stated thereon. Such financial records shall be accurate and correct in all material respects and complete insofar as necessary to give Factor a true and accurate knowledge of the subject matter.

(h) Seller shall reflect on its books the absolute sale of the Purchased Accounts to Factor. Seller shall furnish Factor, upon request, such information and statements, as Factor shall request from time to time regarding Seller’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Seller shall provide Factor, on or prior to the 30th day of each month, unaudited financial statements with respect to the prior month and, within ninety (90) days after the end of each of Seller’s fiscal years, annual financial statements and such certificates relating to the foregoing as Factor may request including, without limitation, a monthly certificate from the president and chief financial officer of Seller stating whether any Events of Default have occurred and stating in detail the nature of the Events of Default. Seller will furnish to Factor upon request a current listing of all open and unpaid accounts payable and Accounts, and such other items of information that Factor may deem necessary or appropriate from time to time.

(i) If Seller should change the location of the principal office or the offices where the books and records of Seller are kept, Seller shall notify Factor immediately in writing of such change.

(j) The Accounts are due and payable on the selling terms noted on the face of each invoice, none of the Accounts represents a pack, bill and hold sale, or a consignment, guaranteed sale, cash on delivery sale or sale to an affiliate of Seller or to any entity to whom Seller has a financial or performance obligation of any kind.

(k) Seller assigns and transfers to Factor, effective upon an Event of Default hereunder, a nonexclusive right and license to use any trade names, marks, and styles used or owned by Seller together with any goodwill associated therewith, to the extent necessary to enable Factor to realize on the assets of Seller in which Factor has been granted a security interest. Such right and license is granted free of charge with no monetary payment requirement to Seller or any third party.

(l) Each Account Debtor’s business is solvent to the best of Seller’s knowledge.

(m) Seller has paid and will pay all taxes and governmental charges imposed with respect to sale of Goods and furnish to Factor upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements.

(n) Seller will promptly notify Factor of (i) the filing of any lawsuit against Seller involving amounts greater than Ten Thousand Dollars, and (ii) any attachment or any other legal process levied against Seller.

(o) In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

(p) Any invoice or written communication that is issued by Seller to Factor by facsimile transmission is a duplicate of the original.

(q) Any electronic communication of data, whether by e−mail, tape, disk, or otherwise, Seller remits or causes to be remitted to Factor shall be authentic and genuine.

(r) Seller’s principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto are non−delegable. Each of Seller’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Factor regardless of who is delegated the responsibility to prepare and/or complete such Schedule of Accounts.

(s) Seller agrees to execute any and all forms (i.e. Forms 8821 and/or 2848) that Factor may require in order to enable Factor to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

8. Recourse To Seller. In the event that:

(a) an Account purchased by Factor is not paid in full by the Account Debtor for any reason (or for no reason), on or before the date when due in accordance with its terms,

(b) an Account Debtor objects to the quality of property sold or services performed by Seller, or rejects, revokes acceptance or fails or refuses to accept or receive any property or services represented by any Account purchased by Factor,

(c) an Account Debtor suspends business, requests a general extension of time within which to pay debts or makes an assignment for the benefit of creditors, or if a petition in bankruptcy for liquidation or reorganization under the Bankruptcy Code, or a similar petition under state law, is filed by or with respect to an Account Debtor, a creditor’s committee is appointed with respect to an Account Debtor, or if an event occurs amounting to a general business failure of an Account Debtor, or

(d) Factor in its sole and absolute discretion determines that any Account is or has become uncollectible (a "Worthless Account"), then, Factor may require the Seller to promptly repurchase such Account from Factor by either (i) making payment to Factor of the amount represented by Factor to be owing on such Account or (ii) by providing Factor with another Account acceptable to Factor in its sole discretion with a face value equal to or exceeding the face value of the unpaid Account (the "Replacement Account") in substitution therefor or (iii) by Factor charging Seller’s Reserve. The method of repayment or replacement shall be determined by Factor in its sole discretion. The provisions of this Section are cumulative to and may be exercised concurrently with any other rights, powers or remedies of Factor.

9. Power of Attorney. In order to carry out the intention of the parties hereto, Seller hereby irrevocably appoints Factor, or any person designed by Factor, as its agent and attorney−in−fact, which agency shall be deemed to be coupled with an interest and which appointment shall be irrevocable until all obligations Seller owes Factor are fully satisfied. Factor’s express authority under this appointment shall include the rights to (i) sign and endorse on behalf of Seller all checks, drafts and other forms of payment received by Factor, waiving any notice of presentment and dishonor, whether or not said checks represent payment on purchased Accounts, (ii) receive, open and dispose of Seller’s mail received at Factor’s address, (iii) change the Seller’s address in order to re−route the delivery of all mail to Factor, (iv) strike out Seller’s address on any billing or statement sent to an Account Debtor and substitute Factor’s address, (v) in Seller’s name demand, sue for, collect and give releases for any and all monies due on or to become due on purchased Accounts, (vi) compromise, prosecute, or defend any and all things necessary and proper to carry out this Agreement, specifically including, but not limited to, executing any documents necessary to perfect or continue the perfection of the security interest granted herein.

10.         Payments Received by Seller. Should Seller receive payment of all or any portion of an Account sold pursuant to this Agreement, Seller shall immediately notify Factor of the receipt of the payment, hold said payment in trust for Factor separate and apart from Seller’s own property and funds, and shall deliver said payment to Factor without delay in the identical form in which received. Should Seller receive a check or other instrument of payment representing payment of amounts due to both Factor and Seller, Seller shall surrender said check or payment instrument to Factor. Should Seller receive a check or other instrument of payment representing payment of amounts due Factor and fail to surrender to Factor said check or payment instrument within two (2) business days, Seller shall be deemed to have committed a material default in this Agreement. In addition to all other damages to which Factor shall be entitled, Factor shall be entitled, in the event Seller violates its obligations under this paragraph, to charge Seller a misdirected payment fee equal to ten (10%) percent of the amount of the payment instrument or One Thousand Dollars, whichever is greater, to compensate Factor for the additional administrative expenses that are likely to be incurred as a result of a breach. In the event any merchandise, the sale of which gave rise to an Account purchased by Factor, is returned to or repossessed by Seller, such merchandise shall be held by Seller in trust for Factor, separate and apart from Seller’s own property and subject to Factor’s sole direction and control.

11.         Default. The term "Event of Default" as used in this Agreement shall mean the occurrence of any of the following events:

(a) The failure of Seller to punctually and properly observe, keep or perform any covenant, agreement or condition herein required to be observed, kept or performed; or required under any other agreement or contract that may be executed between Seller and Factor.

(b) A representation or warranty made by Seller in this Agreement shall prove to be untrue or incorrect or any financial statement or other statement purporting to represent the financial condition of Seller proves to be false or incorrect.

(c) The failure of Seller to, within two (2) business days, deliver to Factor a remittance received by Seller in payment of a purchased Account.

(d) The failure of Seller to pay any indebtedness owed by Seller to Factor whether or not said indebtedness arises hereunder or under some other agreement or contract by and between Seller and Factor.

(e) The appointment of a receiver or trustee for Seller or the suspension or cessation of Seller’s business or operations.

(f) Seller becomes insolvent, is unable to pay its debts as they mature or makes an assignment for the benefit of creditors.

(g) Seller is adjudicated a debtor in bankruptcy or requests, either by way of petition or answer, that Seller be adjudicated a bankrupt or that Seller be allowed or granted any composition, reassignment, extension, reorganization or other relief under any bankruptcy law or any other law for the relief of debtors now or hereafter existing.

(h) An involuntary petition in bankruptcy is filed by or against Seller or any guarantor.

(i) A levy(s) or notice(s) of attachment, execution(s), tax lien(s) or assessment(s) or similar process is issued against Seller or the Collateral.

(j) The dissolution of Seller.

(k) The death or incompetency of any guarantor of Seller’s obligation.

(l) Factor has reasonable grounds to deem itself insecure.

(m) If there is a change in the ownership of Seller or Seller sells, leases transfers or otherwise disposes of all or substantially all of Seller’s assets or consolidates with or merges into any other entity.

12. Remedies Upon Default. Factor shall have the rights and remedies provided in this Agreement and (without limiting the other rights and remedies exercisable by Factor either prior or subsequent to an Event of Default) as available to a Secured Party under the UCC in effect in any applicable jurisdiction in accordance with general law. Upon the occurrence of an Event of Default, Factor may resort to any one or more of the following remedies. The exercise or election of any particular remedy shall not prevent the concurrent or subsequent exercise or election of any other available remedy:

(a) Declare any indebtedness secured hereby immediately due and payable.

(b) Exercise its rights as a Secured Party and enforce the security interest granted hereunder pursuant to applicable law, including, but not limited to, Factor’s right to establish contact with and instruct any and all of Seller’s customers to remit payment(s) due or to become due on Accounts directly to Factor at Factor’s address, whether or not said payments relate to Accounts purchased by Factor hereunder. Furthermore, Factor shall have the right to establish contact with and instruct any other party from whom Seller may be entitled to receive monies now due or to become due in the future to remit said monies to Factor at Factor’s address. In the event Factor deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, Seller waives any requirement that Factor post or otherwise obtain or procure any bond. Seller also waives any right to attorney’s fees or costs in the event any equitable relief awarded is subsequently, vacated, dissolved or reversed for whatever reason(s).

(c) Immediately terminate this Agreement as to future transactions, without affecting the rights and obligations of the parties occurring with respect to prior transactions.

(d) Enter the premises of Seller and take possession of the Collateral and of records pertaining to the Accounts and the Collateral.

(e) Grant extensions, compromise claims and settle Accounts for less than face value, all without prior notice to or authority of Seller, except as granted herein.

(f) Exercise all other rights conferred by law or equity or under this Agreement and exercise any remedy existing at law or in equity for the collection of any indebtedness secured hereby and for the enforcement of the covenants and agreements contained in this Agreement. Factor shall be entitled to any form of equitable relief that may be appropriate without having to establish any inadequate remedy at law or other grounds other than to establish that its Collateral is subject to being improperly used, moved, dissipated or withheld from Factor. Factor shall be entitled to freeze, debit and/or effect a set−off against any fund or account Seller may maintain with any Bank. In the event Factor deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of and Event of Default, Seller waives any requirement that Factor post or otherwise obtain or procure any bond. Alternatively, in the event Factor, in its sole and exclusive discretion, desires to procure and post a bond, Factor may procure and file with the court a bond in an amount up to and not greater than ten thousand dollars (10,000.00) notwithstanding any common or statutory law requirement to the contrary. Upon Factor’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Seller also waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Factor is thereafter, for whatever reason(s), vacated, dissolved or reversed. All post−judgment interest shall bear interest at either the contract rate, 18% per annum or such higher rate as may be allowed by law.

13.       Financial Statements. Seller agrees to keep proper books of record which books shall at all times be open to inspection by Factor. In addition, Seller shall furnish Factor upon request any prior or current income statement, balance sheet, tax return and report, along with any other supplementary financial information requested. Factor shall have the right, at all times during normal business hours, without prior written notice, to examine and make extracts from all books and records of Seller.

14.        Reimbursable Expenses. In the course of investigating, approving, purchasing and collecting Accounts purchased under this Agreement, Factor may incur routine and/or extraordinary expenses, including, but not limited to long distance telephone, postage, wire transfers, overnight mail delivery, courier delivery, check certification, UCC search and filing fees, other lien search fees, facsimile transmissions, auditing and legal fees, all of which shall be reimbursed to Factor by Seller upon demand or deducted from the proceeds payable on a purchased Account or from the Reserve.

15.        Account Debtor Claims. Seller shall notify Factor of the assertion of any claim, including any defenses, dispute or offset by an Account Debtor with respect to an Account purchased by and assigned to Factor or the merchandise or service relating thereto within three (3) days after receiving such information. Seller may settle all such claims with Factor’s approval and at Seller’s expense. Factor may, in its sole discretion, opt to settle any Account Debtor claim directly with the Account Debtor involved, at the Seller’s expense, upon such terms as Factor may deem advisable at which time Seller shall cease any communications with the respective Account Debtor. In the event Factor exercises its right to settle and compromise Account Debtor claims, Seller hereby specifically agrees to the terms, conditions and provisions of any and all settlements, compromises and other agreements, oral or written, entered into by Factor and Factor shall be deemed authorized to execute all releases, settlements or compromise agreements, and receive, for and in Seller’s name, all money and property that Factor may receive in settlement, release or compromise of Account Debtor claims. The foregoing is discretionary upon the part of Factor and Seller shall have no right to demand or require Factor’s exercise of the aforesaid rights. Factor’s failure to agree shall not otherwise adversely affect any right(s) of Factor or Seller’s waiver(s) herein. In the event of any claim against an Account by the Account Debtor or a breach by Seller of any representation hereunder as to an Account purchased by and assigned to Factor, Seller shall pay the unpaid balance of said Account in accordance with the provision of paragraph 7 above.

16.        Attorney’s Fees. Seller agrees to pay all reasonable attorney’s fees, court costs and expenses incurred by Factor or its counsel in the event that Factor retains counsel for the purpose of enforcing any rights arising out of the relationship between Seller and Factor or under this Agreement. Seller also acknowledges that Factor may charge and/or setoff against Seller’s Reserve all such fees and costs as they are incurred. Notwithstanding the existence of any law, statute, rule, or procedure in any jurisdiction which may provide Seller with a right to attorney’s fees or costs, Seller hereby waives any and all rights to hereafter seek attorney’s fees or costs there under and Seller agrees that Factor exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

17.         Notice. Except for routine day to day business communications, any notice or communication required hereunder shall be in writing and given by personal delivery or delivery service or sent by regular, registered, or certified mail, postage prepaid to the addressee at the address shown below or at the most current address that the party has from time to time designated in writing.

18.        Term. This Agreement shall be effective from the date hereof and shall continue in full force and effect for a period of one (1) year and shall be deemed renewed from year to year thereafter unless terminated by Seller by delivery of written notice of termination, by registered or certified mail, not less than ninety (90) days prior to the last date of the then current term. Factor or Seller shall be entitled to terminate this Agreement at any time by giving thirty (30) days prior written notice. In addition, Factor shall have the right for any reason or no reason to terminate this Agreement at any time without prior written or oral notice upon the occurrence of an Event of Default. Upon the effective date of termination, all of Seller’s obligations, whether incurred under this Agreement or any amendment or supplement thereto or otherwise, shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of Seller’s obligations of every nature whatsoever shall have been fully paid and satisfied, Factor shall retain Factor’s security interest in and title to all existing and future Accounts and other Collateral held by Factor hereunder. Until final termination following the notice thereof, Seller shall continue to offer all Accounts to Factor and Factor shall be under no obligation to make any further Advances or purchase any Account. Any termination of this Agreement shall not serve to release any security interest granted herein until all Accounts purchased hereunder and all indebtedness of Seller to Factor has been paid in full nor shall such termination affect any of the obligations incurred by the parties hereto.

19.         Indemnification. Seller shall indemnify, defend and save Factor harmless from and against any and all liability, claims, suits, demands, damages, judgments, costs, interest and expenses (including, but not limited to attorney’s fees and costs) to which Factor may be subject including any loss arising out of the assertion of any Claim that is made by a party−in−interest in a bankruptcy proceeding that any payment received by Factor from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute or suffer by reason of any liability or claim arising or resulting from Seller’s acts or omission to do any act. This paragraph 19 shall survive termination of this Agreement.

20.         Binding on Future Parties. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Seller may not assign this Agreement or any of Seller’s rights hereunder to any person without Factor’s prior written consent and this Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor−in−possession in any bankruptcy proceeding without Factor’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.

21.        No Waiver. No failure or delay by Factor in exercising any of Factor’s powers or rights hereunder, or under any present or future supplement hereto or under any other agreement between Factor and Seller shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other right or power. Factor’s rights, remedies and benefits hereunder are cumulative and not exclusive of any rights, remedies or benefits which Factor may have. No waiver by Factor of any provision hereunder shall be deemed to extend to any other provision hereunder.

22.         Severability. Each and every provision, condition, covenant and representation contained in this Agreement is and shall be construed to be a separate and independent covenant and agreement. In the event any term or provision of this Agreement shall to any extent be declared illegal, contrary to law, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and this Agreement shall continue in full force and effect as though such term or provision had not been incorporated herein.

         Miscellaneous.

(a) This Agreement is deemed made and shall be governed, interpreted and construed in accordance with the laws of the State of Texas.

(b) Factor’s books and records shall be admissible in evidence without objection as conclusive evidence of the status of the obligations between Factor and Seller. Each statement, report, or accounting rendered or issued by Factor to Seller shall be deemed conclusively accurate and binding on Seller unless within thirty (30) days after the date of issuance Seller notifies Factor to the contrary by registered or certified mail, setting forth with specificity each reason why Seller believes such statement, report, or accounting or any portion thereof is inaccurate, what Seller believes to be correct amount(s) therefor, and supplies detailed, written support for Sellers objection(s). Seller’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Seller’s failure to do so shall nonetheless bind Seller to whatever Factor’s records would have reported.

(c) Any legal proceeding with respect to any controversy arising under, out of, or relating to, this Agreement, any amendment or supplement thereto or to any transactions in connection therewith whether asserted by way of claim, counterclaim, cross claim or otherwise shall be brought and litigated only in the State of Texas, Dallas County or in any county in which Factor has a business location, the selection of which shall be in the exclusive discretion of Factor. Seller hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding, is brought in any inconvenient forum or that the venue thereof is improper.

(d) Seller expressly authorizes Factor to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any merchandise regarding an Account.

(e) Seller acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary or joint venture relationship between Factor and Seller in any action or proceeding (whether by way of claim, counterclaim, cross claim or otherwise) for damages.

(f) This Agreement is a complete and final agreement, reflects Seller’s and Factor’s mutual understanding, supersedes any prior agreement or understanding between the parties, and may not be modified or amended orally. But for the promises and representations expressly contained in this Agreement, no other promise or representation of any kind has been made to induce either party to execute this Agreement. Furthermore, Seller and Factor acknowledge that if any such promise or representation has been made, neither has relied, nor shall either be entitled to rely, upon any such promise or representation in deciding to enter into this Agreement.

(g) In the event Seller’s principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Seller during the term of this Agreement or merge into any other entity (regardless of whether Seller is the surviving entity), such entity shall be deemed to have expressly assumed the obligations due Factor by Seller under this Agreement. Upon the formation of any such entity, Factor shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a UCC financing statement or amendment and have it filed with the appropriate secretary of state or UCC filing office. Factor shall be held−harmless and be relieved of any liability by Seller or such new entity as a result of Factor’s filing any UCC financing statement or the resulting perfection of a lien in any of the successor entity’s assets. In addition, Factor shall have the right to notify the successor entity’s account debtors of Factor’s lien rights, its right to collect all Accounts, and to notify any new lender who has perfected a lien in such successor entity’s assets.

(h) Seller acknowledges that Factor may obtain financing from a bank or other financial institution and in connection herewith: (a) consents to Factor’s granting such financial institution a security interest in all of it’s rights under Agreement, the documents executed in connection therewith and all collateral thereunder: and (b) agrees that such financial institution shall be a beneficiary of all its representations, warranties and covenants in this Agreement and may exercise any power of attorney given by Seller to Factor under this Agreement or otherwise.

(i) Seller and Factor hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Seller irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that Factor has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the mutual waivers and certifications contained in this paragraph.

24.         Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope of meaning of the paragraphs hereof.

25.      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Signatures may be affixed manually or digitally and delivery of an executed counterpart of the signature pages to this Agreement by facsimile or by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of this Agreement or facsimile or electronic means to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

SELLER

DC Brands International, Inc. d/b/a H.A.R.D Nutrition

By:

Title:

Executed June 4, 2010

This counterpart constitutes an original counterpart for purposes of perfection of a security interest.

                                 STATE OF COCOUNTY OF

The foregoing instrument was acknowledged before me this                day of                          , by                                                               ,                          of
                                  , on behalf of the Corporation. He is personally known to me or who provided                                         as identification.

                 Notary Public

Liquid Capital Exchange, Inc.

By:	By:

Title:	Title: Principal

Executed this_____ day of

Discount Rate Schedule
Schedule 1

a. Initial Rate	1.89%

b. Initial Rate Period	30 Days

c. Further Rate	0.069%

d. Further Rate Period	Daily Day(s)

e. Maximum Amount	750,000.00 Dollars

f. Minimum Charge Per Invoice	−0−

g. Accounting Processing Fee Per Invoice	1%